FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

This First Amendment to Second Amended and Restated Credit Agreement (this "Amendment Agreement") is dated as of December 1, 2011 by and among Lower Lakes Towing Ltd., Lower Lakes Transportation Company, Grand River Navigation Company, Inc., the other Credit Parties signatory hereto, the other Lenders signatory hereto and General Electric Capital Corporation, as Agent.

W I T N E S S E T H :

WHEREAS, the Credit Parties, the lenders party thereto, and the Agent entered into that certain Second Amended and Restated Credit Agreement dated as of September 28, 2011 (the "Credit Agreement");

WHEREAS, General Electric Capital Corporation wishes to assign a portion of its Loans and Commitments to other financial institutions;

WHEREAS, the Borrowers have requested that the Agent and the Lenders consent to the purchase by Grand River of the vessels known as the “Mary Turner” and the “Beverly Anderson”, and the Agent and the undersigned Lenders have agreed to consent to such purchase;

WHEREAS, in order to finance the acquisition of such vessels and repairs and modifications to such vessels, Grand River has requested the Agent and the Lenders to increase the US Term Loan by $25,000,000 (the “Incremental Term Loan”), and CIT Bank has agreed to extend, effective as of the Effective Date and subject to the terms and conditions of this Amendment Agreement and the Credit Agreement, a term loan in such amount; and

WHEREAS, the Lenders and the Agent have agreed to amend the Credit Agreement to effect certain additional changes thereto requested by the Credit Parties as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement, as amended hereby.

2.           Assignments by General Electric Capital Corporation.

2.1.           For an agreed consideration, General Electric Capital Corporation (“GE Capital”) hereby irrevocably sells and assigns to each of Amalgamated Bank (“Amalgamated”) and CIT Bank (“CIT” and, together with Amalgamated, collectively, the “Assignees”), and each Assignee hereby irrevocably purchases and assumes from GE Capital, subject to and in accordance with Sections 2.2 and 2.3 below and the Credit Agreement, as of the date of this Amendment Agreement, the interest in and to all of GE Capital’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount identified below of all of GE Capital’s outstanding rights and obligations under the US Revolving Credit Facility (including without limitation any Letters of Credit, Guaranties and Swing Line Loans included in such facility) and the US Term Loan and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of GE Capital against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby (the “GE Capital Assigned Interests”).  Such sale and assignment is without recourse to GE Capital and, except as expressly provided in this Section 2, without representation or warranty by GE Capital.

Assignee	Amount of US Revolving Loan Commitment Assigned	Amount of US Term Loan Assigned
Amalgamated Bank	$0	$10,000,000
CIT Bank	$8,700,000	$1,150,000

2.2.           GE Capital represents and warrants that (i) it is the legal and beneficial owner of the GE Capital Assigned Interests, (ii) the GE Capital Assigned Interests are free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment Agreement and to consummate the transactions contemplated hereby.  Neither GE Capital nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers or any Subsidiaries or Affiliates thereof or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrowers any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrowers, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

2.3.           Each of Amalgamated and CIT (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (B) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the portion of the GE Capital Assigned Interests assigned to it, as applicable, shall have the obligations of a Lender thereunder, (C) it has provided the Agent with its correct payment instructions and notice instructions, (D) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (E) it has received a copy of  the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment Agreement and to purchase the portion of the GE Capital Assigned Interests assigned to it on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (F) it has provided to the Agent any documentation required to be delivered by such Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee and (ii) agrees that (A) it will, independently and without reliance on the Agent, GE Capital or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (B) the Agent is authorized to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto, and (C) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.4.           Each Assignee shall pay GE Capital on the effective date of this Amendment Agreement, the amount agreed to by GE Capital and such Assignee.  From and after such date, the Agent shall make all payments in respect of the GE Capital Assigned Interests (including payments of principal, interest, fees and other amounts) to GE Capital for amounts which have accrued to but excluding such effective date and to the respective Assignees for amounts which have accrued from and after such effective date.

2.5.              Each of the Lenders and the each of the Credit Parties agrees that C.I.T. Leasing Corporation shall be appointed as Co-Documentation Agent effective as of the date of this Amendment Agreement.

3.             Incremental Lender.  CIT hereby agrees to make an Incremental Term Loan to Grand River in the amount of $25,000,000.

4.             Amendments to Credit Agreement.

4.1.           Sections 1.1(a)(ii) and (c)(ii) of the Credit Agreement are hereby amended by (a) deleting the references therein to “US$10,000,000” and replacing each of them with a reference to “US$12,000,000” and (b) adding the following sentence at the end of each of Section 1.1(a)(ii) and Section 1.1(c)(ii):

Notwithstanding the foregoing, during calendar year 2012, the period referenced above shall be extended from June 30 to July 31; provided, that for the period from June 30, 2012 to July 31, 2012, the reference to “US$12,000,000” shall be deemed to be a reference to “US$5,000,000”.

4.2.           Section 1.1(d) of the Credit Agreement is hereby amended by (a) deleting the reference in paragraph (i) thereof to “US $17,233,333.29” therein and replacing it with a reference to “US $42,233,333.29” and (b) deleting the first sentence of paragraph (ii) thereof and replacing it with the following:

Grand River shall repay the principal amount of the US Term Loan in equal quarterly installments of US$704,000.00 on the first day of each March, June, September and December of each year, provided, that no payment will be due on December 1, 2011 or on March 1, 2012.

4.3.           Section 1.3(b)(i) of the Credit Agreement is hereby amended by restating the third sentence thereof as follows:

Notwithstanding the foregoing, during the period from March 31 through June 30 of each calendar year (or through July 31 for calendar year 2012), Advances under the Seasonal Facilities shall not be subject to the applicable Borrowing Bases and as such, neither Lower Lakes nor LLTC, as applicable, shall be required to repay Advances to eliminate any excess of Advances over the related Borrowing Base arising from Advances under a Seasonal Facility during such period of time; provided, that if there exists as of June 30 of any calendar year (other than calendar year 2012) any excess of Advances over the related Borrowing Base arising from Advances under a Seasonal Facility, Lower Lakes or LLTC, as applicable, shall prepay such excess amount no later than July 15 of such calendar year; provided, further, that if there exists as of July 31, 2012 any excess of Advances over the related Borrowing Base arising from Advances under a Seasonal Facility, Lower Lakes or LLTC, as applicable, shall prepay such excess amount no later than August 15, 2012.

4.4.           Section 5.14 of the Credit Agreement is hereby amended by restating such section in its entirety as follows:

The Credit Parties and their Subsidiaries will provide that (a) not later than January 31, 2012, PNC Bank, National Association or one of its Affiliates shall become their principal United States depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their business, and such Persons shall have transferred all such domestic operating, administrative and other deposit accounts to PNC Bank, National Association by such date, (b) not later than the later of January 31, 2012 and sixty (60) days following notification by PNC Bank, National Association to the Borrowers that it has the capacity to provide Canadian cash management services, PNC Bank, National Association or one of its Affiliates shall become the principal Canadian depository bank for the Credit parties and their Subsidiaries, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their business, and such Persons shall have transferred all such Canadian operating, administrative and other deposit accounts to PNC Bank, National Association by such date. and (c) such appointments shall continue, in each case, for so long as PNC Bank, National Association or one of its Affiliates is a Lender.

4.5.           Section 6.19 of the Credit Agreement is hereby amended by restating such section in its entirety as follows:

6.19  Lower Lakes Guarantee and Lower Lakes Mortgages.  Grand River shall ensure that mortgages over each of the Cdn. Vessels has been granted by Lower Lakes in favor of Grand River, each substantially in the form of the existing Lower Lakes Mortgages, to secure its obligations under the Lower Lakes Guarantee.  Grand River shall not permit any amendment to or release of the Lower Lakes Guarantee or Lower Lakes Mortgages without the prior written consent of each of the Lenders.

4.6.           Annex A to the Credit Agreement is hereby amended by (a) deleting the definitions of “Capital Expenditures”, “Cdn. Vessels”, “EBITDA”, “Fleet Mortgage”, “Mortgages”, “Requisite Lenders”, “Requisite Revolving Lenders” and “US Owned Vessels” in their entirety and replacing them with the following:

"Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, plus any capital expenditures reimbursed by Grand River pursuant to the Charter Party Agreements between Grand River and Black Creek Shipping Company, Inc. dated February 11, 2011; provided, that for the purposes of paragraphs (a) and (d) of Annex G, Capital Expenditures shall include both paid and accrued amounts, including such amounts relating to deferred dry dock expenses, but shall exclude (i) proceeds of the September 2011 Equity Issuance utilized (A) to purchase the Tecumseh (formerly the Tina Litrico) and for closing costs, capital expenditures, surveys, drydocking, modifications required for registration thereof and repairs thereto, (B) for capital expenditures, surveys, drydocking and repairs to the Manitoba, (C) for capital expenditures, surveys, drydocking and repairs to the Beverly Anderson and the Mary Turner, and (D) other drydocking expenses scheduled for the 2012 fiscal year, (ii) the purchase price of the Manitoba and the cost of repairs thereto which were financed by the Delayed Draw Cdn. Term Loan made by GE Capital to Lower Lakes in an amount not to exceed $4,000,000 in the aggregate, and (iii) the purchase price of the Beverly Anderson and the Mary Turner and the cost of repairs thereto which were financed by the incremental U.S. Term Loan made by certain of the U.S. Term Lenders to Grand River in an amount not to exceed $25,000,000 in the aggregate; provided, further, that in no event shall the sum of the exclusions from Capital Expenditures applied pursuant to clause (i) of the foregoing proviso, plus the add-backs to EBITDA permitted pursuant to clause (viii) of the definition of EBITDA, exceed the net proceeds of the September 2011 Equity Issuance.

"Cdn. Vessels" means, collectively, the Cuyahoga, the Saginaw, the Mississagi, the Michipicoten, the Ojibway, the Kaministiqua, the Pierson, the Manitoba and the Tecumseh.

"EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) depreciation and amortization for such period, (iv) amortized debt discount for such period, (v) any non-cash (valuation) losses that have not been deducted in determining consolidated net income (including losses on interest rate swap contract valuations, write-offs of intangible assets to fair value, write-offs of goodwill to fair value and valuation allowances for deferred taxes), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (vi) any non-cash lease deferrals in such period, (vii) the amount of any deduction to consolidated net income as the result of any grant of any Stock to any member of the management, any director or any other employee of such Person, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (viii) expenses incurred (A) for engineering work related to the acquisition of the Tecumseh, (B) for engineering work related to the acquisition of the Beverly Anderson and the Mary Turner, (C) in respect of the September 2011 Equity Issuance, and (D) research and development relating to the Tecumseh, the Manitoba, the Beverly Anderson and the Mary Turner, in an amount not to exceed $500,000 in the aggregate for all such expenses, and (ix) any Capital Expenditures paid and accrued by Black Creek Shipping Company, Inc. and paid or payable by Grand River (without double counting) pursuant to the Charter Party Agreements between Grand River and Black Creek Shipping Company, Inc. dated February 11, 2011; provided, that in no event shall the sum of the exclusions from Capital Expenditures (including both paid and accrued amounts, including such amounts relating to deferred dry dock expenses) applied pursuant to clause (i) of the first proviso of the definition of Capital Expenditures, plus the add-backs to EBITDA described in clause (viii) hereof exceed the net proceeds from the September 2011 Equity Issuance.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was amalgamated or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or amalgamation or as a transferee of its assets, any earnings of such successor prior to such consolidation, amalgamation or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

"Fleet Mortgage" means the Second Amended and Restated First Preferred Fleet Mortgage, dated as of the Restatement Closing Date, as further amended, restated, modified or supplemented from time to time, given by Grand River in favor of GE Capital on Grand River's U.S. Flag Vessels named the Invincible, the Maumee, the Manistee, the Calumet, the Manitowoc, the Beverly Anderson and the Mary Turner, respectively.

"Mortgages" means, collectively, the Cuyahoga Mortgage, the Saginaw Mortgage, the Mississagi Mortgage, the Manistee Mortgage, the Maumee Mortgage, the Invincible Mortgage,  the Ojibway Mortgage, the Kaministiqua Mortgage, the Michipicoten Mortgage, the Calumet Mortgage, the Manitowoc Mortgage, the Pierson Mortgage, the Manitoba Mortgage and the Tecumseh Mortgage.

"Requisite Lenders" means two or more Lenders (including, in any event, the Agent) having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans; provided, that if there are only two Lenders, then Requisite Lenders means both such Lenders.

"Requisite Revolving Lenders" means two or more Lenders (including, in any event, the Agent) having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loans; provided, that if there are only two Lenders, then Requisite Revolving Lenders means both such Lenders.

"US Owned Vessels" means, collectively, the Invincible, the Maumee, the Manistee, the Calumet, the Manitowoc, the Beverly Anderson and the Mary Turner.

and (b) adding the following new definitions thereto in alphabetical order:

“Beverly Anderson”  means the Beverly Anderson, a documented vessel of the United States bearing U.S. Official Number 646729.

“Mary Turner” means the Mary Turner, a documented vessel of the United States bearing U.S. Official Number 646730.

“Tecumseh” means the Tecumseh (formerly the Tina Litrico), a self-propelled steel cargo vessel bearing Canadian Certificate of Registry Official Number 836045.

“Tecumseh Mortgage” means the statutory ship mortgage of the Tecumseh, made by Lower Lakes in favor of the Agent, dated as of October 25, 2011, as amended, restated, modified or supplemented from time to time.

4.7.           Annexes E and F to the Credit Agreement are hereby amended by adding the following at the end thereof:

Any materials delivered to the Agent pursuant to the foregoing provisions and not otherwise delivered to the Lenders shall be made available to any Lender by the Agent promptly following its request therefor.

4.8.           Annex G to the Credit Agreement is hereby amended by deleting paragraphs (b), (c), (d), (e) and (f) thereof in their entirety and replacing them with the following:

(b)  Minimum EBITDA.  Rand shall have on a consolidated basis, at the end of each Fiscal Quarter ending on the dates set forth below, EBITDA for the 12-month period then ended of not less than the following:

Fiscal Quarter End Dates	EBITDA
December 31, 2011	Cdn.$17,500,000
March 31, 2012 and June 30, 2012	Cdn.$ 23,000,000
September 30, 2012	Cdn.$ 24,000,000
December 31, 2012	Cdn.$ 26,000,000
March 31, 2013 and the last day of each Fiscal Quarter ending thereafter	Cdn.$ 29,000,000

(c)  Maximum Senior Funded Debt to EBITDA Ratio.  Rand shall have on a consolidated basis, at the end of each Fiscal Quarter ending on the dates set forth below, a Senior Funded Debt to EBITDA Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of less than the following:

Fiscal Quarter End Dates	Ratio
March 31, 2012	4.00: 1.00
June 30, 2012	4.75: 1.00
September 30, 2012	4.50: 1.00
December 31, 2012	4.00: 1.00
March 31, 2013	3.25: 1.00
June 30, 2013	3.75: 1.00
September 30, 2013	3.50: 1.00
December 31, 2013	3.25: 1.00
March 31, 2014	3.00: 1.00
June 30, 2014	3.50: 1.00
September 30, 2014	3.25: 1.00
December 31, 2014	3.25: 1.00
March 31, 2015 and for each Fiscal Quarter ending thereafter	3.00: 1.00

(d)  Maximum Capital Expenditures.  Rand and its Subsidiaries on a consolidated basis shall not make Capital Expenditures on any of the test dates set forth below for the period of four Fiscal Quarters ending on such date that exceed in the aggregate the amounts set forth opposite such periods:

Test Date	Maximum Capital Expenditures per Period
June 30, 2012	Cdn.$13,000,000
June 30, 2013	Cdn.$17,000,000
Each June 30 thereafter	Cdn.$13,000,000

(e)  Minimum Appraised Value to Term Loan Outstandings.  Rand shall have on a consolidated basis, at the end of each Fiscal Year, a ratio of (i) the aggregate appraised orderly liquidation value of the Vessels (other than the Maumee, each Vessel as to which any of the requirements of Section 5.11 are not satisfied and each Vessel for which Agent has not received an appraisal (including the appraised value determined thereby) in form and substance reasonably satisfactory to Agent) as of such date to (ii) the aggregate principal amount outstanding of the Term Loans as of such date of not less than 1.25 to 1.00.

(f)  Minimum Liquidity.  Rand and its Subsidiaries on a consolidated basis shall maintain Liquidity of not less than $5,000,000 on the last day of each Fiscal Year.

4.9.           Annex H to the Credit Agreement is hereby amended by adding the following at the end of such Annex:

(E)           If to Amalgamated Bank at:

275 Seventh Avenue
12th Floor
New York, New York  10001
Attention:  Meenoo Sameer

Telecopier No.: (212) 895-4778
Telephone No.:  (212) 895-4492

(F)           If to CIT Bank, at:

c/o CIT Leveraged Finance, Transportation
383 Main Avenue
6th Floor
Norwalk, Connecticut  06851
Attention:  Adam Conrad

Telecopier No.: (203) 840-3350
Telephone No.:  (203) 840-3345

4.10.           Annex I to the Credit Agreement is hereby amended by deleting Annex I in its entirety and replacing it with the Annex I attached hereto.

5.             Consent.  Notwithstanding the terms of Section 6.24 of the Credit Agreement to the contrary, the undersigned Lenders hereby consent to the purchase by Grand River or such other of the Borrowers which shall be designated by the Borrowers (such designation to be provided to the Agent) of each of (x) the vessel referred to as the “Beverly Anderson” from U.S. United Ocean Services LLC (the “Seller”) for a purchase price and on such other terms as are set forth in the Asset Purchase Agreement dated as of September 21, 2011 between Grand River and the Seller and (y) the vessel referred to as the “Mary Turner” from the Seller for a purchase price and on such other terms as are set forth in the Asset Purchase Agreement to be entered into between Grand River and the Seller substantially in the form of the execution draft provided to the Agent, and the related vessel stores and equipment for a purchase price and on such other terms as are set forth in the Asset Purchase Agreement dated as of September 21, 2011 between Grand River and US Bank National Association, as trustee; provided, that in order to facilitate the purchase, repair and the transport of such vessels to their final destination, they may be temporarily operated outside the Great Lakes of North America and in salt water to the extent necessary to transfer the Vessels to the Great Lakes of North America, so long as such transfer has been completed by December 31, 2011.  For the purposes of determining compliance with paragraph (e) of Annex G to the Credit Agreement and otherwise as applicable, the appraised orderly liquidation value of such vessels shall be determined by an appraisal obtained by the Agent in accordance with the terms of the Credit Agreement.

6.             Covenant.  The Credit Parties agree to provide the Agent with a certificate of classification, a certificate of inspection and certain other ship certificates, together with such other deliveries which shall reasonably be requested by Agent, all with respect to the Vessel Tecumseh, within ten (10) Business Days after the date hereof (or such additional period which may be determined by the agent in its sole discretion).  Any breach of any of the above covenant shall constitute an immediate Event of Default under the Credit Agreement.

7.              Conditions to Effectiveness.  The effectiveness of this Amendment Agreement is expressly conditioned upon the execution of this Amendment Agreement by the Credit Parties, the Agent and the Requisite Lenders and the satisfaction of the following conditions:

(a)           Note.  Grand River shall provide duly executed originals of all additional Notes requested by the Lenders dated the date hereof, reflecting the terms set forth in Section 2 hereof.

(b)           Reaffirmation.  Each Credit Party shall have executed and delivered a Reaffirmation of Guaranty in the form of Exhibit A attached hereto.

(c)           Amendment to Fleet Mortgage.  An amendment to the Fleet Mortgage executed by each Credit Party party thereto in favor of Agent, in form and substance satisfactory to the Agent.

(d)           Insurance.  Satisfactory evidence that the insurance policies required by Section 5.4 with respect to each of the Beverly Anderson and the Mary Turner are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Secured Parties.

(e)           Lien Searches.  Copies of search reports from the United States Coast Guard with respect to the Beverly Anderson and the Mary Turner listing all effective notice of lien filings that name any Credit Party as debtor, none of which shall cover either such Vessel, and such termination statements, releases or other documents as may be reasonably necessary to confirm that each such Vessel is subject to no other Liens in favor of any other Person.

(f)           Approvals.  Agent shall have received satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities and all collateral assignments with respect to any customer contracts, to the execution, delivery and performance of this Amendment Agreement and the other Loan Documents.

(g)           Opinions.  Duly executed originals of an opinion of each of Katten Muchin Rosenman LLP and Seward & Kissel LLP, counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the date hereof.

(h)           Fees.  All fees, costs and expenses owing to the Agent and the Lenders on the date hereof in connection with the transactions contemplated hereby shall have been paid.

(i)           Secretary’s Certificate.  Agent shall have received from each Credit Party, such Person’s (i) charter (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Agent, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of this Amendment Agreement and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing this Amendment Agreement and the documents contemplated hereby, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(j)           Collateral Assignment of Purchase Agreements.  A collateral assignment of the purchase agreements relating to each of the Tecumseh, the Beverly Anderson and the Mary Turner.

(k)           Other Documents.  The Borrowers shall provide such other documents, instruments and agreements as the Agent may reasonably request.

8.             Representations and Warranties of the Credit Parties.

(a)           Each Credit Party is in good standing in its jurisdiction of incorporation or formation and is duly qualified in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has all requisite power and authority to execute, deliver and perform this Amendment Agreement.

(b)           The execution, delivery and performance of this Amendment Agreement (i) have been duly authorized by all requisite action of the Credit Parties and (ii) will not (A) contravene the terms of any Credit Party’s charter, by-laws or other organizational documents, (B) violate any provision of applicable law, or (C) conflict with or result in any material breach or contravention of, or the creation of any Lien under, any document evidencing any material contractual obligation to which any Credit Party is a party or any order, injunction, writ or decree of any governmental authority to which any Credit Party or its property is subject.

(c)           Each of the Credit Parties represents and warrants that the execution, delivery and performance by each of the Credit Parties of this Amendment Agreement and the documents and instruments delivered in connection therewith have been duly authorized by all necessary corporate action and that this Amendment Agreement is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(d)           Each of the Credit Parties hereby certifies that each of the representations and warranties contained in the Credit Agreement and the other Loan Documents (as amended through the date hereof) is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

(e)           After giving effect to this Amendment Agreement, no Default or Event of Default exists on the date hereof.

9.             Reference to and Effect on the Credit Agreement.

(a)           Upon the effectiveness of this Amendment Agreement, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import and each reference to the Credit Agreement in each Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b)           Except as specifically amended above, all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect and shall be binding upon the Credit Parties in all respects and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of (i) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the other Loan Documents, or (ii) any Event of Default or Default under the Credit Agreement.

10.             CHOICE OF LAW.  THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

11.             Execution in Counterparts.  This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.             Headings.  Section headings in this Amendment Agreement are included herein for convenience of reference only and shall not constitute a part of this Amendment Agreement for any other purposes.

13.             Reaffirmation of Collateral Documents.  Each Credit Party hereby fully and unconditionally reaffirms, ratifies and confirms (i) in all respects each and every obligation, covenant, assignment, guaranty and grant of security interest made by it in the Collateral Documents, (ii) that the Collateral Documents to which it is a party remain the legal, valid and binding obligation of such Person enforceable against such Person in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity, (iii) that after giving effect to this Amendment, all of its representations and warranties made in the Collateral Documents to which it is a party remain true and correct in all material respects as of the date of this Amendment (except to the extent that such representations or warranties are expressly made only as of another specific date, in which case they shall be true and correct in all material respects as of such date) and (iv) that there are no defenses, counterclaims or set-offs against Agent or any Lender with respect to the Collateral Documents to which it is a party and agrees that any (if any) such defenses, counterclaims or set-offs are hereby expressly waived.

In addition, each Credit Party agrees that as of the date hereof (a) all liens and security interests granted by it to the Agent, for the benefit of the Lenders, under the Collateral Documents to which it is a party remain in full force and effect and shall continue to secure the Obligations (as modified by the Credit Agreement) and (b) the validity, perfection or priority of all liens and security interests granted to the Agent, for the benefit of the Lenders, under the Collateral Documents to which it is a party will not be impaired by the execution, delivery and performance by the Credit Parties of this Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the Credit Parties, the Agent and the Lenders have executed this Amendment Agreement as of the date first above written.

LOWER LAKES TOWING LTD.

By:	/s/ Joseph W. McHugh Jr.

Title:	Vice President

LOWER LAKES TRANSPORTATION COMPANY

By:	/s/ Joseph W. McHugh Jr.

Title:	Vice President

GRAND RIVER NAVIGATION COMPANY, INC.

By:	/s/ Joseph W. McHugh Jr.

Title:	Vice President

RAND LOGISTICS, INC.

By:	/s/ Joseph W. McHugh Jr.

Title:	Vice President & CFO

RAND LL HOLDINGS CORP.

By:	/s/ Joseph W. McHugh Jr.

Title:	Vice President

RAND FINANCE CORP.

By:	/s/ Joseph W. McHugh Jr.

Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, L/C Guarantor, Co-Documentation Agent and Lender

By:	/s/ Joseph Tunney

Title:	Duly Authorized Signatory

PNC BANK, N.A., as Co-Syndication Agent and Lender

By:	/s/ Lisa Lisi

Title:	Vice President

PNC BANK CANADA BRANCH, as Co-Syndication Agent and Lender

By:	/s/ Mike Danby

Title:	Assistant Vice President

KBC BANK, as Lender

By:	/s/ Katherine S. McCarthy

Title:	Director

By:	/s/ Susan M. Silver

Title:	Managing Director

AMALGAMATED BANK, as Lender

By:	/s/ Meenoo Sameer

Title:	Senior Vice President

CIT BANK, as Lender

By:	/s/ Daniel Burnett

Title:	Director

C.I.T. LEASING CORPORATION, as Co-Documentation Agent

By:	/s/ Adam E. Conrad

Title:	Director

ANNEX I (from Annex A - Commitments definition)
to
CREDIT AGREEMENT

Lender(s):

US Term Loan Commitment:	US$42,233,333.29

General Electric Capital Corporation	US$24,603.23
PNC Bank, National Association	US$1,204,270.03
KBC Bank	US$4,854,460.03
Amalgamated Bank	US$10,000,000.00
CIT Bank	US$26,150,000.00

Cdn. Term Loan Commitment:	Cdn$56,183,666.66

General Electric Capital Corporation	Cdn$36,483,672.45
PNC Bank Canada Branch	Cdn$19,699,994.21

Engine Term Loan Commitment:	Cdn$6,133,333.38

General Electric Capital Corporation	Cdn$3,977,034.76
PNC Bank Canada Branch	Cdn$2,156,298.62

US Revolving Loan Commitment
(including a US Swing Line Loan Commitment
of $50,000):	US$13,500,000.00

General Electric Capital Corporation	US$53,799.39
PNC Bank, National Association	US$943,383.71
KBC Bank	US$3,802,816.90
CIT Bank	US$8,700,000.00

Cdn. Revolving Loan Commitment
(including a Cdn. Swing Line Loan Commitment
of $4,000,000):	Cdn$13,500,000.00

General Electric Capital Corporation	Cdn$8,753,799.39
PNC Bank Canada Branch	Cdn$4,746,200.61